EXHIBIT 23.1

                         Consent of Independent Auditors



Board of Directors
Pacific Aerospace & Electronics, Inc.:


We consent to incorporation by reference in registration statement numbers 333-29007, 333-39799 and 333-66469 on Forms S-8 and registration statement numbers 333-25177 and 333-41407 on Forms S-3 of Pacific Aerospace & Electronics, Inc. of our report dated July 16, 1999, except as to note 24 which is as of August 19, 1999, relating to the consolidated balance sheets of Pacific Aerospace & Electronics, Inc. as of May 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended May 31, 1999, which report appears in the May 31, 1999 annual report on Form 10-K of Pacific Aerospace & Electronics, Inc.


/s/ KPMG LLP


Seattle, Washington
August 27, 1999